Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of America's Car-Mart, Inc. of our report, dated July 13, 2007, relating to the financial statements and financial statement schedules of America's Car-Mart, Inc. and our report, dated July 13, 2007, relating to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of America's Car-Mart, Inc. for the year ended April 30, 2007.

/s/ Grant Thornton LLP

December 7, 2007